Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS FIRST QUARTER 2005

FINANCIAL RESULTS

Net Sales Increased 19.1%, Net Income Up Over 404%

Compared to Fiscal 2004 First Quarter

ROANOKE, VA, March 15, 2005 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal first quarter ended January 31, 2005.

First Quarter 2005 Financial Results

Optical Cable reported net income of $223,000, or $0.04 per basic and diluted share for its first quarter ended January 31, 2005, up appreciably compared to net income of $44,000, or $0.01 per basic and diluted share for the same period last year.

Net sales for the first quarter of fiscal 2005 were also up, increasing 19.1% to $11.1 million from $9.3 million for the comparable period last year. The Company expects net sales seasonality patterns of fiscal years 2003 and 2004 to continue in fiscal year 2005, with higher net sales during the second half of the fiscal year than during the first half of the year. Results in the first quarter of fiscal 2005 were ahead of the Company’s net sales percentage growth projections of high single digit to low double digit percentage growth.

Optical Cable Corp. – First Quarter 2005 Earnings Release

Gross profit as a percentage of net sales for the first quarter of fiscal 2005 increased to 41.2%, compared to 39.0% for the first quarter of fiscal 2004. By comparison, the gross profit margin for fiscal year 2004 was 38.6%, with quarterly gross profit margins ranging from 36.1% to 40.6% during fiscal 2004. As was the case during the first quarter of fiscal 2005, timing of product mix changes and other factors cause fluctuations in gross profit margins from quarter to quarter.

SG&A expenses for the first quarter of fiscal 2005 increased 19.3% to $4.2 million compared to $3.5 million for the same period last year. This compares to quarterly SG&A expenses ranging from $3.5 million to $4.1 million during fiscal year 2004. The increase in SG&A expenses during the first quarter of fiscal 2005 compared to the same period last year was primarily due to: employee compensation costs, professional fees (including legal and accounting fees), marketing expenses, and other administrative expenses (including bad debt expense and non-employee director compensation). During the period from the first quarter of fiscal 2004 to the first quarter of fiscal 2005, the Company increased headcount approximately 12%. During the first quarter of fiscal 2005, Optical Cable also incurred expenses in connection with its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

On March 2, 2005, the Securities and Exchange Commission announced an extension of the deadline for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers, resulting in a likely delay in the Company’s required compliance date to fiscal year 2006. Regardless of this extension, the Company anticipates that during fiscal year 2005 it will continue its efforts to become compliant prior to the extended deadline.

Management’s Comments

“We are quite pleased with Optical Cable’s financial performance during the first quarter,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

“The Optical Cable team has again delivered financial performance gains, while continuing to take the actions which we believe are necessary to support future growth and create long-term shareholder value,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military land tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products

Optical Cable Corp. – First Quarter 2005 Earnings Release

worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors

Optical Cable Corp. – First Quarter 2005 Earnings Release

is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2005	2004
Net sales	$11,139	$9,350
Cost of goods sold	6,551	5,705

Gross profit	4,588	3,645
Selling, general and administrative expenses	4,224	3,541

Income from operations	364	104

Interest expense, net	(9)	(25)
Other, net	1	(11)

Other expense, net	(8)	(36)

Income before income taxes	356	68
Income tax expense	133	24

Net income	$223	$44

Net income per share
Basic and diluted	$0.04	$0.01

Weighted average shares outstanding
Basic	5,702	5,514

Diluted	5,723	5,575

—MORE—

Optical Cable Corp. – First Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2005	October 31, 2004
Cash	$3,519	$4,342
Trade accounts receivable, net	7,592	8,210
Inventories	7,284	6,549
Other current assets	782	696

Total current assets	$19,177	$19,797
Non-current assets	12,460	12,316

Total assets	$31,637	$32,113

Total current liabilities	$3,624	$4,438
Total shareholders’ equity	28,013	27,675

Total liabilities and shareholders’ equity	$31,637	$32,113

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